Exhibit 4.6
DESCRIPTION OF COMMON STOCK OF EXACT SCIENCES CORPORATION
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following information is a summary of information concerning the common stock, par value $0.01 per share (the “Common Stock”), of Exact Sciences Corporation (“we,” “our,” “us,” or the “Company”) and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Sixth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Fourth Amended and Restated By-Laws (the “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part.
Authorized Common Stock
Our Certificate of Incorporation authorizes the issuance of 400,000,000 shares of Common Stock. Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Voting
Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.
Dividends
The holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine.
Rights and Preferences
Shares of Common Stock are neither redeemable nor convertible. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities and no sinking fund provisions apply to our Common Stock.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof. These designations, powers, rights and preferences could include voting rights, dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights, liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

Anti-Takeover Provisions
The provisions of Delaware law, the Certificate of Incorporation and the By-Laws could have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner or certain other exceptions are met. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.
Certificate of Incorporation and By-Laws Provisions
Our Certificate of Incorporation and By-Laws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of us. Certain of these provisions are summarized in the following paragraphs.
Authorized but Unissued Shares. The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Actions at Meetings of Stockholders; Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals. Our Certificate of Incorporation and By-Laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our Certificate of Incorporation and By-Laws also provide that special meetings of stockholders may be called from time to time only by a majority of our board of directors, our president or the chairman of the board for the purpose specified in the notice of meeting. In addition, the By-Laws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us not less than 90 days, nor more than 120 days, prior to the first anniversary of the preceding year’s annual meeting, subject to certain exceptions. Such stockholder’s notice must set forth certain information required by the By-Laws. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Other Supermajority Voting Requirements. In addition to the supermajority requirement for certain business combinations discussed above, our Certificate of Incorporation and By-Laws also contain other supermajority requirements, including:
•the affirmative vote of the holders of 75% or more of the voting power of the shares of our then outstanding voting stock, voting together as a single class, is required to amend or repeal, or adopt any provisions in our Certificate of Incorporation inconsistent with certain designated provisions relating to (1) reducing or eliminating the number of authorized shares of Common Stock or preferred stock, (2) the rights of Common Stock and the issuance of preferred stock, (3) the perpetual existence of the Company, (4) the management of the business and the conduct of affairs of the Company, (5) our board of directors, (6) fiduciary obligations of directors, (7) our board's evaluation of tender offers, exchange offers and business combinations, (8) indemnification of certain indemnitees of the Company and (9) amendments to our Certificate of Incorporation's amendment provisions;
•an affirmative vote of the holders of 80% of the shares of the capital stock of the Company issued and outstanding and entitled to vote at any regular or special meeting of stockholders is required for stockholders to amend the By-Laws, as long as notice of such amendment is stated in the notice in the case of a special meeting; and
•the affirmative vote of the holders of 75% of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors is required by our By-Laws to amend or repeal the provision prohibiting stockholder action by written consent.
Classified Board of Directors. Our Certificate of Incorporation and By-Laws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.
Directors, and Not Stockholders, Fix the Size of Our Board. Our Certificate of Incorporation and By-Laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but in no event will it consist of less than three directors.
Board Vacancies to Be Filled by Remaining Directors. Under our Certificate of Incorporation and By-Laws, any vacancy on the board of directors created by any reason prior to the expiration of the term in which the vacancy occurs will be filled by a majority of the remaining directors, even if less than a quorum, unless and until such vacancy is filled by our stockholders. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor.
Listing on the Nasdaq Capital Market
Shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “EXAS.”
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